UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2007

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies		Not Applicable
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Page
Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review	1

Signature

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Item 4.02.         Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In the course of preparation of its financial statements for the year ended December 31, 2006, Apex Silver Mines Limited (the “Company”) has determined that the method the Company has used in past periods to estimate the fair value of its metals derivative positions is not appropriate.  During the third quarter of 2005, the Company entered into certain silver, zinc and lead derivative contracts, including primarily forward sales, but also puts and calls, with respect to a portion of its planned production from its San Cristobal project (the “Derivatives”).  Pursuant to Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS No. 133”), the Company records the Derivatives at their fair value on its balance sheet and records the change in fair value to current earnings at the end of each reporting period.

The Company’s Derivatives mature or expire on various dates over an approximate six-year period commencing in July 2007.  Many of the Derivatives mature or expire beyond the periods covered by the major commodities price indices, such as LME or COMEX, or expire in future periods covered by those indices with respect to which only limited trading activity has occurred.  In instances where only limited market activity exists, the Company has historically used price projections to estimate a forward price curve provided by an independent third party employing statistical analysis and models to calculate the fair value of its Derivatives.  As silver, zinc and lead prices have continued to increase since the Derivatives were entered into, the disparity has increased between the fair values used by the Company for its long-dated Derivatives and the market information reflected in the commodities prices indices and quoted prices from other trading institutions related to long-dated metals derivatives.  Inclusion of this available market information to estimate the forward price curve would have resulted in substantially higher fair market values than those used by the Company to determine the estimated fair value of its open derivative positions.

After reviewing this information in detail, the Company has concluded that the additional market information is a more reliable market indicator of fair value than the independent third party price projections previously used, and that the Company has understated its derivative liability commencing with the quarter ended September 30, 2005.  The Company estimates that the cumulative understatement of the derivative liability is approximately $300 million as of September 30, 2006.  Additionally, correcting the valuation of the derivatives will impact the gain recognized on the sale of a 35% interest in the Company’s mining subsidiary in the quarter ended September 30, 2006.  After discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, on March 1, 2007, the Audit Committee has determined that the Company’s previously issued financial statements for the quarter ended September 30, 2005, the year ended December 31, 2005 and the first three quarters of 2006 should no longer be relied upon and should be restated.  The Company is in the process of evaluating the impact this restatement will have on these prior periods financial statements and while the amounts are not yet known the Company expects that the adjustments to these financial statements will be material.  The Company’s financial statements for the quarter and year ended December 31, 2006 will also reflect the change in the way we value our derivative liability.

This change will likely result in increased volatility in the Company’s earnings during the next three years, representing the period over which most of the Derivatives mature or expire. The Company intends that these derivatives will be settled with revenues from San Cristobal mine production over the six year period commencing in July 2007.  Therefore, the cash effect of settling these hedges would be realized as lower revenue over that six year period and the ultimate losses or gains from these derivatives would be determined based upon market prices at the time of settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 2, 2007

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
Gerald J. Malys
Senior Vice President and
Chief Financial Officer